Exhibit 10.15.8

AMENDMENT TO CHANGE-IN-CONTROL SEVERANCE AGREEMENT

This Amendment to the Change-in-Control Severance Agreement (the “Severance Agreement”), dated as of May 1, 1998 and amended as of September 30, 1999 and March 19, 2007 between Ventas, Inc., a Delaware corporation (the “Company”), and T. Richard Riney (the “Employee”) is made as of December 31, 2008.

WITNESSETH:

WHEREAS, the Company and Employee entered into the Severance Agreement; and

WHEREAS, the Executive Compensation Committee of the Board of Directors of the Company has determined that it is in the best interests of the Company and Employee to make certain changes to the Severance Agreement.

NOW, THEREFORE, the Company and Employee agree as follows:

1. The following sentence is added at the end of Section 1.h “Termination of Employment” of the Severance Agreement:

To the extent necessary to have payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) or comply with the requirements of Code Section 409A, the Company and Employee agree to cooperate in a reasonable manner (including with regard to any post-termination services by the Employee) such that the Termination of Employment as defined in this Agreement shall constitute a “separation from service” pursuant to Code Section 409A (“Separation from Service”). Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be the “Termination of Employment” or variation of termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Code or comply with the requirements of Code Section 409A.

2. The second sentence of Section 7(a) Death or Disability of the Severance Agreement is amended and restated in its entirety as follows:

Such amount shall be paid within 30 days of the date when such amounts would otherwise have been payable to the Employee if Employee’s employment had not terminated but in no event later than the March 15th of the calendar year following the calendar year in which the Employee’s employment terminated.

3. Section 21 COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE of the Severance Agreement is amended and restated in its entirety as follows:

21. Compliance with Section 409A of the Internal Revenue Code. All payments pursuant to this Agreement shall be subject to the provisions of this Section 21.

Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Employee for or with respect to any taxes, penalties or interest which may be imposed upon the Employee pursuant to Code Section 409A. This Section 21 shall not limit any tax payments (other than Code Section 409A tax payments) provided in this Agreement.

(a) Payments to Specified Employees. To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then, if on the date of the Employee’s Separation from Service, the Employee is a Specified Employee, then to the extent required for Employee not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Employee earlier than the earlier of (i) six (6) months after the Employee’s Separation from Service; or (ii) the date of his death. Should this Section 21 otherwise result in the delay of in-kind benefits (for example, health benefits), any such benefit shall be made available to the Employee by the Company during such delay period at Employee’s expense. Should this Section 21 result in payments or benefits to Employee at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 21, as well as reimbursement of the amount Employee paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) on the date that payments or benefits, as applicable, to Employee should have been made under this Agreement. For purposes of this Section 21, the term “Specified Employee” shall have the meaning set forth in Code Section 409A, as determined in accordance with the methodology established by the Company. For purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, to the extent permissible under Code Section 409A, subsidiaries and affiliates of the Company are those included by using a twenty percent (20%) standard to define the controlled group under Code Section 1563(a) in lieu of the fifty percent (50%) default rule. In addition, for purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Employee to less than fifty (50%) of the average level of services performed by the Employee during the immediately preceding 12-month period.

(b) Reimbursements Including Tax Gross-Ups. For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. However, for purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, any tax gross-up may be payable through the calendar year after the calendar year in which the Employee remits the taxes rather than be limited to the end of the calendar year following the calendar year in which the expense was incurred and reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability may be payable through the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority or, where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Employee; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Employee. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

(c) Release. To the extent that Employee is required to execute and deliver a release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided prior to the 55th day following the Employee’s Separation from Service, such 409A Payment will be provided upon the 55th day following Employee’s Separation from Service provided the release in the form mutually agreed upon between Employee and the Company or in the form set forth in Appendix A has been executed, delivered and effective prior to such time. To the extent a 409A Payment is made at a later time than otherwise would have been made under this Agreement because of the provisions of the preceding sentence of this Section 21(c), interest for the delay and the opportunity for Employee to pay for benefits in the interim with subsequent reimbursement from the Company shall be provided in a manner consistent with that set forth in Section 21(a). To the extent that Employee is required to execute and deliver a release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided in accordance with Section 21(a), such 409A Payment will be provided as set forth in Section 21(a) provided the release in the form mutually agreed upon between Employee and the Company or in the form set forth in Appendix A has been executed, delivered and effective prior to such time. If a release is required for a 409A Payment and such release is not executed, delivered and effective by the date six months after the Employee’s Separation from Service if such 409A Payment is subject to the limitations set forth in Section 21(a) or the 55th day following Employee’s Separation from Service if such 409A Payment is not subject to the limitations set forth in Section 21(a), such 409A Payment shall not be provided to the Employee to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Code Section 409A. To the extent that any payments or benefits under this Agreement are intended to be exempt from Code Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) or any successor thereto and require Employee to provide a release to the Company to obtain such payments or benefits, any release required for such payment or benefit must be provided in the form mutually agreed upon between Employee and the Company or in the form set forth in Appendix A no later than March 7th of the calendar year following the calendar year of the Employee’s Separation from Service.

(d) No Acceleration; Separate Payments. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

(e) Cooperation. If any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with the Employee, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred of compensation” within the meaning of such Code Section 409A or in order to comply with the provisions of Code Section 409A of the Code and without any diminution in the value of the payments or benefits to the Employee. This Section 21 is not intended to impose any restrictions on payments or benefits to Employee other than those otherwise set forth in this Agreement or required for Employee not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Employee shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

4. The attached document is added as Appendix A to the Severance Agreement.

5. In all other respects, the Severance Agreement, as amended, shall continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

VENTAS, INC.

By:	/s/ Richard A. Schweinhart
Title:	Executive Vice President and Chief Financial Officer

EMPLOYEE

/s/ T. Richard Riney
T. Richard Riney

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